UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 29, 2009
MIDWEST BANC HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-13735	36-3252484
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

501 West North Avenue
Melrose Park, Illinois	60160
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (708) 865-1053
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On January 29, 2009, Midwest Banc Holdings, Inc. (the “Company”) announced that Jay Fritz, age 60, had been appointed to serve as its President and Chief Executive Officer, and that the Company’s wholly-owned subsidiary, Midwest Bank and Trust Company (the “Bank”), appointed Mr. Fritz to serve as its Chief Executive Officer. Mr. Fritz has served as Executive Vice President of the Company and President and Chief Operating Officer of the Bank since July of 2006. Prior to joining the Company, he served as Chairman and Chief Executive Officer of Royal American Bank, which was acquired by the Company in July of 2006. He has served as Chief Executive Officer of First Chicago Bank of Mt. Prospect, Illinois, and has held various management positions at Northern Trust, First National Bank of Libertyville and Continental Illinois National Bank. Mr. Fritz is a seasoned executive with over thirty years of banking experience.
     Mr. Fritz replaced James J. Giancola. Pursuant to the terms of Mr. Giancola’s Employment Agreement, the Company will be making a severance payment to Mr. Giancola. The Company is currently evaluating any additional liabilities it may incur related to Mr. Giancola’s departure. The Company is a participant in the U.S. Treasury’s TARP capital purchase program. All payments to Mr. Giancola will be made in compliance with the U.S. Treasury’s TARP capital purchase program executive compensation rules.
ITEM 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
The following exhibit is being furnished with this Report:
     99.1     Press release (solely furnished and not filed for purposes of Item 8.01).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midwest Banc Holdings, Inc.
By:	/s/ JoAnn Sannasardo Lilek
JoAnn Sannasardo Lilek
Executive Vice President and Chief Financial Officer

February 3, 2009

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